SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 6)*

THE MIDLAND COMPANY
(Name of Issuer)

Common Stock
(Title of Class of Securities)

597486109
(CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)
[   ] Rule 13d-1(c)
[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following page(s))

CUSIP NO.  597486109                                           Page 2 of 4 Pages
------------- ------------------------------------------------------------------
1             NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Robert W. Hayden

------------- ------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [X]

------------- ------------------------------------------------------------------
3             SEC USE ONLY

------------- ------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              United States of America

------------- ------------------------------------------------------------------
                     5     SOLE VOTING POWER

                            398,039
              ------------ -----------------------------------------------------
NUMBER OF            6     SHARED VOTING POWER
 SHARES
BENEFICIALLY               0
 OWNED        ------------ -----------------------------------------------------
 BY EACH             7     SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                398,039
              ------------ -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           0
------------- ------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              398,039

------------- ------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [  ]
              CERTAIN SHARES*

------------- -----------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              2.1%
------------- -----------------------------------------------------------
12            TYPE OF REPORTING PERSON*

              IN
------------- -----------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
Item 1(a)	Name of Issuer: The Midland Company

Item 1(b)	Address of Issuer's Principal Executive Office: 7000 Midland Boulevard Amelia, Ohio 45102-2607

Item 2(a)	Name of Person Filing: Robert W. Hayden

Item 2(b)	Address of Principal Business Office: 7000 Midland Boulevard Amelia, Ohio 45102-2607

Item 2(c)	Citizenship: U.S.A.

Item 2(d)	Title of Class of Securities: Common Stock, No Par Value

Item 2(e)	CUSIP Number: 597486109

Item 3	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b), check whether the Person Filing is a: N/A

Item 4	Ownership:

(a) See Item 9 of cover page. (b) See Item 11 of cover page. (c) See Items 5-8 of cover page.

Items 5, 7 and 9 include 19,900 shares that may be acquired through exercise of options within 60 days, 128,832 shares held by Mr. Hayden as Trustee for the benefit of immediate family members and 249,307 shares held by the R. Hayden Investments Limited Partnership.

According to its Form 10-Q filed with the SEC on November 4,2004, as of November 2, 2004, Midland had 18,784,773 shares of its Common Stock outstanding. Accordingly, Mr. Hayden is deemed to beneficially own 2.1% of the outstanding Common Stock of Midland.

Item 5	Ownership of 5% or Less of Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6	Ownership of More Than 5% on Behalf of Another Person: N/A

Item 7	Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company: N/A

Item 8	Identification and Classification of Members of the Group: N/A

Item 9	Notice of Dissolution of Group: N/A

Item 10	Certification: N/A

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 4, 2005	—————————————— Robert W. Hayden